Exhibit (a)(5)(O)

Momenta Pharmaceuticals Announces Completion of Proposed Sale to Johnson & Johnson

CAMBRIDGE, Mass., October 1, 2020 (GLOBE NEWSWIRE) – Momenta Pharmaceuticals, Inc. (NASDAQ: MNTA, “Momenta” or the “Company”), a biotechnology company focused on discovering and developing novel biologic therapeutics to treat rare immune-mediated diseases, today announced the successful completion of its sale to Johnson & Johnson for $52.50 per share, totaling approximately $6.5 billion.

The all-cash tender offer by Vigor Sub, Inc. (“Vigor”), a wholly owned subsidiary of Johnson & Johnson, for all outstanding shares of Momenta common stock for $52.50 per share expired at 12:00 a.m. (midnight), New York City time, at the end of the day on September 30, 2020. American Stock Transfer & Trust Company, LLC, the depositary and paying agent for the tender offer, has advised that approximately 100,595,118 shares of Momenta’s common stock were validly tendered and not validly withdrawn in the tender offer, representing approximately 79.4% of the outstanding shares of Momenta’s common stock on a fully diluted basis. All of the conditions to the tender offer have been satisfied, and on October 1, 2020, Vigor accepted for payment, and will as promptly as practicable pay for, all shares validly tendered and not properly withdrawn in the tender offer.

The acquisition was completed on October 1, 2020 through a merger of Vigor with and into Momenta in accordance with Section 251(h) of the General Corporation Law of the State of Delaware without a vote of Momenta’s stockholders. Momenta now operates as a wholly owned subsidiary of Johnson & Johnson. In connection with the merger, shares of Momenta that were not tendered in the tender offer were acquired by Johnson & Johnson and converted into the right to receive $52.50 per share. As a result of the completion of the merger, Momenta’s common stock will be delisted from the NASDAQ Global Select Market.

About Momenta

Momenta Pharmaceuticals is a biotechnology company with a validated innovative scientific platform focused on discovering and developing novel biologic therapeutics to treat rare, immune-mediated diseases and advancing its late stage biosimilar portfolio, and is headquartered in Cambridge, MA.

Momenta’s logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners.

Forward-Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements about the timing of completion of the tender offer and transaction; and product development goals. Forward-looking statements may be identified by words and phrases such as “advance,” “anticipate,” “being developed,” “believe,” “continue,” “expect,” “guidance,” “look forward to,” “may,” “plan,” “possible,” “potential,” “progress,” “propose,” “remains,” “target,” “will,” “working toward” and other similar words or expressions, or the negative of these words or similar words or expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including those referred to under the section “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2020, filed with the Securities and Exchange Commission, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. The Company is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

INVESTOR CONTACT:

Patty Eisenhaur

Momenta Pharmaceuticals

1-617-395-5189

IR@momentapharma.com

MEDIA CONTACT:

Karen Sharma

MacDougall

781-235-3060

ksharma@macbiocom.com